UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2009

CHAMPIONS BIOTECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Science and Technology Park at Johns Hopkins 855 N. Wolfe Street, Baltimore, MD	21205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 630-1313

Inapplicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Champions Biotechnology, Inc. (the “Company”) adopted a revised director compensation policy to replace the Company’s former compensation policy for directors. Under the former policy: (i) new independent directors were awarded an initial grant of options pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”) to purchase 50,000 shares of the Company’s Common Stock, par value $0.001 per share (“Shares”), and thereafter, were to receive annual grants of options to purchase 20,000 Shares pursuant to the Plan; and (ii) the Company’s Chairman of the Board was to receive an annual grant of options to purchase 40,000 Shares pursuant to the Plan.

Pursuant to the revised director compensation policy, each independent director, other than the Chairman, will be granted an award of options to purchase 50,000 Shares pursuant to the Plan with respect to each fiscal year during which such individual serves as a Company director, and the Chairman will be granted an annual award of options to purchase 80,000 Shares pursuant to the Plan with respect to each fiscal year during which such individual serves as Chairman. The Committee also determined that the grants made on August 28, 2009 were in compliance with this new policy and were the grants with respect to the Company’s fiscal year ended April 30, 2009. All options granted to date under the revised director compensation policy expire 10 years after grant, have an exercise price of $0.77 per share (equal to the closing price for Shares on the date of grant), and are cumulatively exercisable in three equal installments on August 28, 2010, 2011 and 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS BIOTECHNOLOGY, INC.
(Registrant)

Date: October 7, 2009	By:	/s/ Douglas D. Burkett

Douglas D. Burkett President